Lexaria Focuses on Technology; Sells Burlington MMPR License Application

Kelowna, BC / June 12, 2015 / Lexaria, Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) provides the following update related to the Burlington MMPR license application.

Lexaria has made significant gains in developing and implementing certain technologies related to the patent pending methods designed to improve bioavailability of certain molecules, including CBD and THC. As recently reported, Lexaria has now included in its patent pendings, applications for lipophilic delivery of Nicotine, NSAIDs, and certain vitamins. The prospective markets for bioavailable edible product formats for these active ingredients are large and require disciplined corporate focus.

As a result, Lexaria management has made the decision to sell its interest in the Health Canada MMPR application located in Burlington, ON. The Burlington MMPR license application will continue its application process under new ownership. A potential purchase price of CDN$1,500,000 for 100% of the application has been negotiated – approximately 50% of that due to Lexaria - with virtually all payments contingent on future progress with the license application and operation.

Because of the sale of this joint venture project prior to the receipt of a MMPR license, 500,000 previously issued escrowed and restricted common shares of Lexaria will be returned to Lexaria’s treasury and cancelled, as per the joint venture agreement. This will reduce our shares outstanding by 500,000.

As is well known, progress with this application, along with casual evidence through the media of hundreds of other applications, has been slower than expected. Lexaria has continued to spend inordinate amounts of management time and corporate money, every month, pursuing this license. Lexaria estimates it will immediately reduce outgoing costs by approximately $20,000/month – not including executive management time - by no longer pursuing the MMPR application. Lexaria is released from all future cost burdens associated with this license application effective May 25, 2015.

In addition, through examination of the industry in Canada and current participants within the sector, it is apparent that rising capital expenditure costs of construction and set-up, and rising ongoing costs of compliance with Health Canada regulations, have lessened the attractiveness of the legal marijuana growing market in Canada compared to Lexaria’s technological interests.

“Lexaria thanks the hard working Enertopia management team for their dedication and perseverance in advancing this project and designing what could still be one of Canada’s most impressive medical marijuana grow facilities,” said Chris Bunka, CEO of Lexaria. “By not directly competing with Canada’s already-licensed MMPR growers, Lexaria is also opening the door to more immediately available technology licensing possibilities for THC edibles utilizing our patent pending lipid infusion technology.” Lexaria can and is now focusing its capital and management time on its pursuit of intellectual property, technology licensing opportunities, and an expanding portfolio of patent pending applications. The Company is intent on introducing an expanding variety of CBD-fortified consumer food products which remains on target for 2015 delivery.

About Lexaria
Lexaria is a food sciences company focused on the delivery of cannabinoid compounds procured from legal, agricultural hemp, through gourmet foods based upon its proprietary infusion technologies. www.lexariaenergy.com

About ViPovaTM
ViPovaTM uses only legal CBD oil extracts, grown from agricultural hemp in locations where it is legal to do so, in ViPovaTM-branded tea. ViPovaTM uses its patent-pending process to infuse concentrated amounts of CBD within lipids in its tea, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for CBD/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, CBD sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will need to attempt to raise additional capital. There is no assurance that the potential future payments contemplated in the Letter of Intent to sell the Burlington MMPR license application will ever be received. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the cannabinoid/lipid infusion technology will provide any increase in bioavailability to any individual person. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.